Exhibit 99.1
CONSOLIDATED BALANCE SHEET
OF EAGLE ROCK ENERGY GP, L.P.
INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Eagle Rock Energy G&P, LLC
Houston, Texas
We have audited the accompanying consolidated balance sheet of Eagle Rock Energy GP, L.P. and subsidiaries (the “Partnership”) at December 31, 2006. This consolidated financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Partnership at December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
July 17, 2007

EAGLE ROCK ENERGY GP, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

December 31,
2006
($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,582
Accounts receivable	43,567
Risk management assets	13,837
Prepayments and other current assets	2,679

Total current assets	70,665

PROPERTY, PLANT AND EQUIPMENT — Net	554,063
INTANGIBLE ASSETS — Net	130,001
RISK MANAGEMENT ASSETS	17,373
OTHER ASSETS	7,800

TOTAL	$779,902

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$49,558
Accrued liabilities	7,996
Risk management liabilities	1,005

Total current liabilities	58,559

LONG-TERM DEBT	405,731
ASSET RETIREMENT OBLIGATIONS	1,819
DEFERRED TAX LIABILITY	1,229
RISK MANAGEMENT LIABILITIES	20,576
MINORITY INTEREST	292,531
COMMITMENTS AND CONTINGENCIES (Note 12) MEMBER’S DEFICIT	(543)

TOTAL	$779,902

See Notes to Consolidated Balance Sheet.

EAGLE ROCK ENERGY GP, L.P.
NOTES TO CONSOLIDATED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2006
NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization — Eagle Rock Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 25, 2006 to be the general partner of Eagle Rock Energy Partners, L.P. and subsidiaries (“Eagle Rock Energy”). The Partnership initially was capitalized for the sole purpose of forming and capitalizing Eagle Rock Energy. The Partnership invested $20 in Eagle Rock Energy in exchange for a 2% general partner interest in Eagle Rock. The ownership interests in the Partnership at December 31, 2006, are comprised of a .001% general partner interest held by Eagle Rock Energy G&P, LLC (the “General Partner”) and 99.999% limited partner interest held by Eagle Rock Holdings, L.P. (“Holdings”). (See Note 8) Eagle Rock Energy completed its initial public offering on October 24, 2006.
     As of December 31, 2006, the Partnership owns a 2% general partner interest in Eagle Rock Energy, as well as incentive distribution rights, the ownership of which entitles the Partnership to receive incentive distributions if the amount that Eagle Rock Energy distributes with respect to any quarter exceeds levels specified in the Eagle Rock Energy agreement of limited partnership. Eagle Rock Energy is a publicly traded Delaware limited partnership, formed in 2006 and engaged in various aspects of the energy business that can be categorized into two primary categories:
     Midstream Operations. Eagle Rock Energy, through its predecessor entities, which now are operating subsidiaries of Eagle Rock Energy, traditionally has been and currently is engaged in gathering, compressing, treating, processing, transporting and selling natural gas and fractionating and transporting natural gas liquids. Eagle Rock Energy’s midstream assets are strategically located in three significant natural gas producing regions in the Texas Panhandle, southeast Texas and Louisiana. Eagle Rock Energy’s midstream assets consist primarily of gathering systems and processing plants.
     Upstream Operations. Eagle Rock Energy, through the consummation of several transactions in 2007, has become and currently is engaged in the exploration and production of oil and natural gas. Eagle Rock Energy’s upstream assets are located throughout the United States of America. Eagle Rock Energy’s upstream assets consist primarily of royalty, mineral, and non-operated working interests.
Basis of Presentation and Principles of Consolidation — The accompanying balance sheet includes assets, liabilities and member’s deficit of the Partnership consolidated with the assets, liabilities and members’ equity of Eagle Rock Energy. The balance sheet of the Partnership is presented on a consolidated basis with Eagle Rock Energy based on the control of Eagle Rock Energy by the Partnership. Intercompany accounts and transactions have been eliminated.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accompanying consolidated financial statement has been prepared in accordance with accounting principles generally accepted in the United States. Eagle Rock Energy is the owner of a non-operating undivided interest in a gas processing plant and a gas gathering system. Eagle Rock Energy owns these interests as tenants in common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Energy includes its pro-rata share of assets, liabilities, revenues and expenses related to these assets in its financial statements.
     Use of Estimates — The preparation of the financial statements in conformity with accounting policies generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although management believes the estimates are appropriate, actual results can differ from those estimates.
     Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less at the time of purchase.
     Concentration and Credit Risk — Concentration and credit risk for Eagle Rock Energy principally consists of cash and cash equivalents and accounts receivable.
     The Partnership and Eagle Rock Energy place their cash and cash equivalents with high-quality institutions and in money market funds. Eagle Rock Energy derives its revenue from customers primarily in the natural gas industry. On June 1, 2006, Eagle Rock Energy increased the parties to which it was selling liquids and natural gas from two to eleven. These industry concentrations have the potential to impact Eagle Rock Energy’s overall exposure to credit risk, either positively or negatively, in that Eagle Rock Energy’s customers could be affected by similar changes in economic, industry or other conditions. However, Eagle Rock Energy believes the credit risk posed by this industry concentration is offset by the creditworthiness of Eagle Rock Energy’s customer base. Eagle Rock Energy’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.
     Certain Other Concentrations — Eagle Rock Energy relies on natural gas producer customers for its natural gas and natural gas liquid supply. While there are numerous natural gas and natural gas liquid producers and some of these producer customers are subject to long-term contracts, Eagle Rock Energy may be unable to negotiate extensions or replacements of these contracts, on favorable terms, if at all. If Eagle Rock Energy were to lose all or even a portion of the natural gas volumes supplied by these producers and was unable to acquire comparable volumes, Eagle Rock Energy’s results of operations and financial position could be materially adversely affected.
     Property, Plant, and Equipment — Property, plant, and equipment consists primarily of gas gathering systems, gas processing plants, NGL pipelines, conditioning and treating facilities and other related facilities, which are carried at cost less accumulated depreciation. Eagle Rock Energy charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. Eagle Rock Energy calculates depreciation on the straight-line method principally over 20-year estimated useful lives of Eagle Rock Energy’s newly developed or acquired assets, with usually no residual value. The weighted average useful lives are as follows:

Pipelines and equipment	20 years
Gas processing and equipment	20 years
Office furniture and equipment	5 years
     Eagle Rock Energy capitalizes interest on major projects during extended construction time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets.
     The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets or enhance its productivity or efficiency from its original design are capitalized over the expected benefit or useful period.
     Impairment of Long-Lived Assets — Management evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. Management considers various factors when determining if these assets should be evaluated for impairment, including but not limited to:
•	significant adverse change in legal factors or in the business climate;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.
     If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

     Intangible Assets — Intangible assets consist of right-of-ways and easements and acquired customer contracts, which Eagle Rock Energy amortizes over the term of the agreement or estimated useful life. Intangible assets consisted of the following:

December 31,
($ in thousands)	2006
Rights-of-way and easements — at cost	$66,801
Less: accumulated amortization	(7,407)
Contracts	80,210
Less: accumulated amortization	(9,603)

Net Intangible assets	$130,001

     The amortization period for our rights-of-way and easements was 20 years and contracts range from 5 to 15 years, respectively, and overall, approximately 13 years average in total as of December 31, 2006.
     Other Assets — Other assets primarily consist of costs associated with debt issuance ($7.8 million at December 31, 2006), net of amortization. Amortization of debt issuance costs is calculated using the straight-line method over the maturity of the associated debt (or the expiration of the contract).
     Transportation and Exchange Imbalances — In the course of transporting natural gas and natural gas liquids for others, Eagle Rock Energy may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. As of December 31, 2006, Eagle Rock Energy had imbalance receivables totaling $0.3 million and imbalance payables totaling $1.9 million. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.
     Environmental Expenditures — Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Eagle Rock Energy has recorded environmental liabilities of $0.3 million as of December 31, 2006.
     Income Taxes — The Partnership is organized as a pass-through entity for federal income tax purposes. As a result, our members are individually responsible for the federal income tax on their allocable share of our taxable income. The State of Texas enacted a margin tax in May 2006 which requires Eagle Rock Energy to pay beginning in 2008, based on 2007 results. The method of calculation for this margin tax is similar to an income tax, requiring Eagle Rock Energy to recognize currently the impact of this new tax on the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Approximately $1.2 million deferred state tax liability has been recorded at December 31, 2006. (see Note 15)
     Derivatives — Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchase and normal sale contracts, when appropriately designated, are not subject to the statement. Normal purchases and normal sales are contracts which provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. Eagle Rock Energy’s forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to five-year term; however, Eagle Rock Energy does have certain contracts which extend through the life of the dedicated production. Eagle Rock Energy uses financial instruments such as puts, swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. Eagle Rock Energy recognizes these financial instruments on its consolidated balance sheet at the instrument’s fair value. See Note 11 for a description of Eagle Rock Energy’s risk management activities.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS
     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and No. 140 (SFAS No. 155). SFAS No. 155 amends SFAS No. 133, which required a derivative embedded in a host contract which does not meet the definition of a derivative be accounted for separately under certain conditions. SFAS No. 155 amends SFAS No. 133 to narrow the scope of such exception to strips which represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. In addition, SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which permitted a qualifying special-purpose entity to hold only a passive derivative financial instrument pertaining to beneficial interests issued or sold to parties other than the transferor. SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued (or subject to a re-measurement event) following the start of an entity’s first fiscal year beginning after September 15, 2006. Eagle Rock Energy will adopt SFAS No. 155 on January 1, 2007, and does not expect this standard to have a material impact, if any, on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect the adoption of this statement will have, if any, on its consolidated results of operations and financial position.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS NO. 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for us as of January 1, 2008 and will have no impact on amounts presented for periods prior to the effective date. We cannot currently estimate the impact of SFAS No. 159 on our consolidated results of operations, cash flows or financial position and have not yet determined whether or not we will choose to measure items subject to SFAS No. 159 at fair value.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect that the adoption of FIN 48 will have a material impact on our results of operations or financial position.
NOTE 4. ACQUISITIONS
     On March 31, 2006, Eagle Rock Energy’s southeast Texas and Louisiana System completed the acquisition of an 80% interest in the Brookeland gathering and processing facility, a 76.3% interest in the Masters Creek gathering system and 100% of the Jasper NGL line for $75.7 million to solidify Eagle Rock Energy’s southeast Texas and Louisiana operations and to integrate with the segments existing operations. Eagle Rock Energy commenced recording these results of operations on April 1, 2006. On April 7, 2006, the remaining interests were acquired for $20.2 million and the results of operations have been recorded effective as of April 1, 2006, as results of operations for the period April 1, 2006 to April 7, 2006, were not material. The purchase price was allocated on a preliminary basis to property, plant and equipment and intangibles in the amounts of $88.8 million and $7.9 million, respectively, based on their respective fair value as determined by management with the assistance of a third-party valuation specialist. In addition to long-term assets, Eagle Rock Energy assumed certain accrued liabilities. The purchase price has been allocated as presented below.

($ in thousands)
Property, plant, and equipment	$88,858
Intangibles	7,992
Other current liabilities	(750)
Asset retirement obligations	(291)

$95,809

     On June 2, 2006, Eagle Rock Energy purchased Midstream Gas Services, L.P. (“MGS”) for $4.7 million in cash and 809,174 (1,125,416 pre-IPO conversion) Eagle Rock Energy common units to integrate with the Texas Panhandle Systems’

existing operations. Eagle Rock Energy will issue up to 798,113 common units, converted at the time of the initial public offering (1-for-0.719), to Natural Gas Partners VII, L.P., the primary equity owner of MGS, as a contingent earn-out payment if MGS achieves certain financial objectives for the year ending December 31, 2007. Eagle Rock Energy commenced recording the results of operations on June 2, 2006.
NOTE 5. FIXED ASSETS AND ASSET RETIREMENT OBLIGATIONS
     Fixed assets consisted of the following:

December 31,
($ in thousands)	2006
Land	$853
Plant	81,485
Gathering and pipeline	433,779
Equipment and machinery	37,185
Vehicles and transportation equipment	2,740
Office equipment, furniture, and fixtures	511
Computer equipment and software	4,623
Corporate	126
Linefill	3,923
Construction in progress	19,677

584,902
Less: accumulated depreciation	(30,839)

Net fixed assets	$554,063

     Asset Retirement Obligations — We have recorded asset retirement obligations related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations. In general, our asset retirement obligations primarily result from (i) right-of-way agreements associated with our pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, our asset retirement obligations may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.
     A reconciliation of our liability for asset retirement obligations since December 31, 2005 as follows:

($ in thousands)
Asset retirement obligations — December 31, 2005	$679
Additions for Brookeland and MGS acquisitions	297
Purchase price allocation adjustment on Panhandle assets	698
Additional liability on newly built assets	17
Accretion expense	128

Asset retirement obligations — December 31, 2006	$1,819

NOTE 6. LONG-TERM DEBT
     Long-term debt consisted of:

December 31,
($ in thousands)	2006
Revolver	$106,481
Term loan	299,250

Total debt	405,731
Less: current portion	—

Total long-term debt.	$405,731

     On August 31, 2006, Eagle Rock Energy amended and restated its existing credit agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement is a $500.0 million credit agreement with a syndicate of commercial and investment banks and institutional lenders, with Goldman Sachs Credit Partners L.P., as the administrative agent. The Amended and Restated Credit Agreement provides for $300.0 million aggregate principal amount of Series B Term

Loans (the “Term Loan”) and up to $200.0 million aggregate principal amount of Revolving Commitments (the “Revolver”). A $750,000 principal payment was made toward the Term Loan in October 2006, reducing the Term Loan aggregate principal amount to $299.3 million. The Amended and Restated Credit Agreement includes a sub limit for the issuance of standby letters of credit for the aggregate unused amount of the Revolver. At December 31, 2006, Eagle Rock Energy had $2.5 million of outstanding letters of credit. In addition, the loan agreement allows Eagle Rock Energy to expand its credit facility by an additional $100.0 million if Eagle Rock Energy meets certain financial conditions.
     Prior to the initial public offering, the principal amount due under the Term Loan was to be repaid in consecutive quarterly installments on the four quarterly scheduled interest payment dates applicable to the Term Loan, commencing September 30, 2006, in an amount equal to one-quarter percent (0.25%) of the original principal amount outstanding with the remaining outstanding principal amount due on the Term Loan maturity date. With the consummation of Eagle Rock Energy’s initial public offering on October 24, 2006, quarterly installments under the Term Loan ceased with the balance due on the Term Loan maturity date, August 31, 2011. The Revolver matures on the revolving commitment termination date, August 31, 2011.
     In certain instances defined in the Amended and Restated Credit Agreement, the Term Loan is subject to mandatory repayments and the Revolver is subject to a commitment reduction for cumulative asset sales exceeding $15.0 million; insurance/condemnation proceeds; the issuance of equity securities; and the issuance of debt.
     The Amended and Restated Credit Agreement contains various covenants which limit Eagle Rock Energy’s ability to grant certain liens; make certain loans and investments; make certain capital expenditures outside Eagle Rock Energy’s current lines of business or certain related lines of business; make distributions other than from available cash; merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of Eagle Rock Energy’s assets. Additionally, the Amended and Restated Credit Agreement limits Eagle Rock Energy’s ability to incur additional indebtedness with certain exceptions and purchase money indebtedness and indebtedness related to capital or synthetic leases not to exceed $7.5 million.
     The Amended and Restated Credit Agreement also contains covenants, which, among other things, require Eagle Rock Energy, on a consolidated basis, to maintain specified ratios or conditions as follows:
•	Adjusted EBITDA (as defined) to interest expense of not less than 2.0 to 1.0 through December 31, 2006, and 2.50 to 1.0 thereafter; and

•	Total consolidated funded debt to Adjusted EBITDA (as defined) of not more than 6.0 to 1.0 through December 31, 2006, and 5.0 to 1.0 thereafter and 5.25 to 1.0 for the three quarters following a material acquisition;
     Based upon the senior debt to Adjusted EBITDA ratio calculated as of December 31, 2006 (utilizing the September and December 2006 quarters Consolidated Adjusted EBITDA as defined under the Credit Agreement annualized for an annual Adjusted EBITDA amount for the ratio), Eagle Rock Energy has approximately $80.0 million of unused capacity under the Amended and Restated Credit Agreement Revolver with $24.0 million available capacity at year end.
     At Eagle Rock Energy’s election, the Term Loan and the Revolver bear interest on the unpaid principal amount either at a base rate plus the applicable margin (defined as 1.25% per annum, reducing to 1.00% when consolidated funded debt to Adjusted EBITDA (as defined) is less than 3.5 to 1); or at the Adjusted Eurodollar Rate plus the applicable margin (defined as 2.25% per annum, reducing to 2.00% when consolidated funded debt to Adjusted EBITDA (as defined) is less than 3.5 to 1). At August 31, 2006, Eagle Rock Energy elected the Eurodollar Rate plus the applicable margin (defined as 2.25%) for a cumulative rate of 7.65%. The applicable margin increased by 0.50% per annum on January 31, 2007, under the Amended and Restated Credit Agreement as Eagle Rock Energy elected not to obtain a rating by S&P and Moody’s.
     Base rate interest loans are paid the last day of each March, June, September and December. Eurodollar Rate Loans are paid the last day of each interest period, representing one-, two-, three- or six-, nine- or twelve-months, as selected by Eagle Rock Energy. Interest on the Term Loan is paid approximately each December 31, March 31, June 30 and September 30 of each year, commencing on September 30, 2006. Eagle Rock Energy pays a commitment fee equal to (1) the average of the daily difference between (a) the revolver commitments and (b) the sum of the aggregate principal amount of all outstanding revolver loans plus the aggregate principal amount of all outstanding swing loans times (2) 0.50% per annum; provided, the commitment fee percentage increased by 0.25% per annum on January 31, 2007, as Eagle Rock Energy elected not to obtain a rating by S&P and Moody’s. Eagle Rock Energy also pays a letter of credit fee equal to (1) the applicable margin for revolving loans which are Eurodollar Rate loans times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Additionally, Eagle Rock Energy pays a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all letters of credit.

     The obligations under the Amended and Restated Credit Agreement are secured by first priority liens on substantially all of Eagle Rock Energy’s assets, including a pledge of all of the capital stock of each of its subsidiaries.
     Prior to entering into the Amended and Restated Credit Agreement, Eagle Rock Energy operated under a $475.0 million credit agreement (the “Credit Agreement”) with a syndicate of commercial banks, including Goldman Sachs Credit Partners L.P., as the administrative agent. The Credit Agreement was entered into on December 1, 2005. The Credit Agreement provided for $400.0 million aggregate principal amount of Series A Term Loans (the “Original Term Loan”) and up to $75.0 million ($100.0 million effective June 2, 2006) aggregate principal amount of Revolving Commitments (the “Original Revolver”). The Credit Agreement included a sub limit for the issuance of standby letters of credit for the lesser of $55.0 million or the aggregate unused amount of the Original Revolver.
     Scheduled maturities of long-term debt as of December 31, 2006, were as follows:

Principal
($ in thousands)	Amount
2007	$—
2008	—
2009	—
2010	—
2011	405,731

$405,731

     Eagle Rock Energy was in compliance with the financial covenants under the Amended and Restated Credit Agreement as of December 31, 2006. If an event of default existed under the Amended and Restated Credit Agreement, the lenders would be able to accelerate the maturity of the Amended and Restated Credit Agreement and exercise other rights and remedies.
NOTE 7. MINORITY INTEREST
     Minority interest represents third-party and related party ownership interests in the net assets of the Partnership. For financial reporting purposes, the assets and liabilities of the Partnership are consolidated with those of our own, with third-party investor’s ownership in our consolidated balance sheet amounts shown as minority interest. The following table shows the components of minority interest at December 31, 2006:

Limited partners of Eagle Rock Energy Partners, L.P.:
Non-affiliates of Eagle Rock Energy GP, L.P.	$116,283
Affiliates of Eagle Rock Energy GP, L.P.	176,248

$292,531

NOTE 8. MEMBER’S DEFICIT
     At December 31, 2006, member’s deficit consisted of the Partnership’s initial $1,000 capitalization adjusted for the Partnership’s 2% share of the losses and other equity transactions of Eagle Rock Energy.
     On August 15, 2006, the Eagle Rock Energy declared and paid a distribution of $1.9 million to its common unitholders. As of September 30, 2006, Eagle Rock Energy was in arrears on its subordinated units and general partner units in the amount of $10.7 million and $0.3 million, respectively for the second quarter of 2006. The arrearages were declared and paid at the time of the initial public offering. The IPO net cash received was $222.1 million, including $3.0 million for initial public offering transaction costs reimbursement to Eagle Rock Energy. Distributions of $219.1 million were made in the fourth quarter for capital expenditure and working capital reimbursements and distribution arrearages. On November 14, 2006, Eagle Rock Energy distributed $14.4 million from its third quarter 2006 results. This distribution was made to the unitholders on record as of September 30, 2006. In November, Eagle Rock Energy received net cash of $26.0 million for the exercise of the overallotment by the underwriters. This amount was used to buy common units from Holdings and certain Pre-IPO investors.
     On January 26, 2006, Eagle Rock Energy declared its 2006 fourth quarter distribution to its common unitholders of record as of February 7, 2007. The distribution amount per common unit was $0.3625 which was adjusted to $0.2679 per unit for the partial quarter the units were outstanding due to the initial public offering date. The distribution was made on February 15, 2007. No distributions were declared on the general partner or subordinated units.

     On May 4, 2007, Eagle Rock Energy declared a cash distribution of $0.3625 per unit for the first quarter ending March 31, 2007. The distribution was paid May 15, 2007, for common unitholders of record on May 7, 2007. No distributions were declared on the general partner or subordinated units.
NOTE 9. RELATED PARTY TRANSACTIONS
     Holdings had a management advisory arrangement with Natural Gas Partners requiring a quarterly fee payment. The agreement was modified on December 1, 2005, to increase the management fee to $0.5 million annually, with an escalation to $1.0 million annually, upon the completion of the initial public offering by Eagle Rock Energy. The fee paid under the advisory arrangement has been expensed by Eagle Rock Energy. For years ended 2006 and 2005, Eagle Rock Energy expensed the $0.4 million and $0.1 million for the management advisory arrangement. At the time of the initial public offering, Holdings terminated the agreement with a $6.0 million payment to Natural Gas Partners. The termination fee was recorded as an expense of Eagle Rock Energy during the fourth quarter of 2006, with the offset as a capital contribution.
     During the fourth quarter of 2005, Eagle Rock Energy declared and accrued a $5.0 million distribution. In addition, for 2006, Eagle Rock Energy paid a $215.2 million distribution to Holdings, for initial public offering related activities and earning distributions. A portion of this amount was distributed to Holdings from Eagle Rock Energy’s distributions to its general partner. Holdings owns and controls the general partner of the partnership while Holdings is controlled by Natural Gas Partners with minority ownership by certain management personnel and board members of Eagle Rock Energy’s general partner.
     As discussed in Note 4, on June 2, 2006, Eagle Rock Energy acquired Midstream Gas Services, L.P., which was a portfolio company of Natural Gas Partners in its Natural Gas Partners Vll, L.P. As part of the consideration for the acquisition, Natural Gas Partners received pre-initial public offering common units in Eagle Rock Energy which were converted at the time of the initial public offering. During 2006, Eagle Rock Energy made distributions of $3.7 million to Natural Gas Partners for these units for the initial public offering, overallotment and other distribution activities.
     On July 1, 2006, Eagle Rock Energy entered into a month to month contract for the sale of natural gas with an affiliate of Natural Gas Partners, under which Eagle Rock Energy’s Texas Panhandle Systems has the option to sell a portion of its gas supply. Eagle Rock Energy has received a Letter of Credit related to this agreement. Eagle Rock Energy recorded a receivable of $2.7 million outstanding at December 31, 2006.
     In the fourth quarter of 2006, Eagle Rock Energy entered into an Omnibus Agreement with Eagle Rock Energy G&P, LLC, Holdings and Eagle Rock Energy’s general partner which requires Eagle Rock Energy to reimburse Eagle Rock Energy G&P, LLC for the payment of certain expenses incurred on Eagle Rock Energy’s behalf, including payroll, benefits, insurance and other operating expenses, and provides certain indemnification obligations.
     The Partnership does not directly employ any persons to manage or operate our business. Those functions are provided by our general partner. We reimburse the general partner for all direct and indirect costs of these services.
NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.
     The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of December 31, 2006, the debt associated with the Credit Agreement bore interest at floating rates. As such, carrying amounts of this debt instruments approximates fair value.
NOTE 11. RISK MANAGEMENT ACTIVITIES
     The Credit Agreement required Eagle Rock Energy to enter into interest rate risk management activities. In December 2005, Eagle Rock Energy entered into various interest rate swaps. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into this swap is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments for a period of five years from January 1, 2006 to January 1, 2011.

Amounts received or paid under these swaps were recorded as reductions or increases in interest expense. The table below summarizes the terms, amounts received or paid and the fair values of the various interest swaps:

				($ in thousands)
				Fair Value
Roll Forward	Expiration	Notional	Fixed	December 31,
Effective Date	Date	Amount	Rate	2006
01/03/2006	01/03/2011	$100,000,000	4.9500%	$(319)
01/03/2006	01/03/2011	100,000,000	4.9625	(267)
01/03/2006	01/03/2011	50,000,000	4.8800	(295)
01/03/2006	01/03/2011	50,000,000	4.8800	(295)
     As of December 31, 2006, the fair value liability of these contracts totaled $1.2 million.
     The prices of natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors which are beyond Eagle Rock Energy’s control. In order to manage the risks associated with natural gas and NGLs, Eagle Rock Energy engages in risk management activities that take the form of commodity derivative instruments. Currently these activities are governed by the general partner, which today typically prohibits speculative transactions and limits the type, maturity and notional amounts of derivative transactions. We will be implementing a Risk Management Policy which will allow management to execute crude oil, natural gas liquids and natural gas hedging instruments in order to reduce exposure to substantial adverse changes in the prices of these commodities. We intend to monitor and ensure compliance with this Risk Management Policy through senior level executives in our operations, finance and legal departments.
     In 2005, Eagle Rock Energy entered into the following:
•	Over-the-counter NGL puts, costless collar and swap transactions for the sale of Mont Belvieu gas liquids with a combined notional amount of 530,000 Bbls per month for a term from January 2006 through December 2010;

•	Condensate puts and costless collar transactions for the sale of West Texas Intermediate crude oil with a combined notional amount of 250,000 Bbls per month for a term from January 2006 through December 2010; and

•	Natural gas calls for the sale of Henry Hub natural gas with a notional amount of 200,000 MMBtu per month for a term from January 2006 through December 2007.
     During 2006, Eagle Rock Energy entered into the following additional risk management activities:
•	Costless collar transactions for West Texas Intermediate crude oil with a combined notional amount of 50,000 Bbls per month for a term of October through December 2006; and, 60,000 Bbls per month for a term of January 2007 through December 2007.

•	Fixed swap agreements to hedge WTS-WTI basis differential in amount of 20,000 Bbls per month for a term of October-December 2006; and, 20,000 Bbls per month for a term of January through December 2007.

•	Natural gas fixed swap agreements to hedge short natural gas positions with a combined notional amount of 100,000 MMBtu per month for the term of August 2006 through September 2006.
     The counterparties used for these transactions have investment grade ratings. The NGL and condensate derivatives are intended to hedge the risk of weakening NGL and condensate prices with offsetting increases in the value of the puts based on the correlation between NGL prices and crude oil prices. The natural gas derivatives are included to hedge the risk of increasing natural gas prices with the offsetting value of the natural gas calls.
     Eagle Rock Energy has not designated these derivative instruments as hedges and as a result is marking these derivative contracts to market with changes in fair values recorded as an adjustment to the mark-to-market gains /losses on risk management transactions within revenue. As of December 31, 2006, the fair value of these contracts, including the put premiums, totaled approximately $8.4 million.

NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES
     Litigation — Eagle Rock Energy is subject to several lawsuits, primarily related to the payments of liquids and gas proceeds in accordance with contractual terms. Eagle Rock Energy has accruals of $1.5 million as of December 31, 2006, related to these matters. In addition, Eagle Rock Energy is also subject to other lawsuits related to the payment of liquid and gas proceeds in accordance with contractual terms for which Eagle Rock Energy has been indemnified up to a certain dollar amount. For the indemnified lawsuits, Eagle Rock Energy has not established any accruals as the likelihood of these suits being successful against them is considered remote. If there ultimately is a finding against Eagle Rock Energy in the indemnified cases, Eagle Rock Energy could make a claim against the indemnification up to limits of the indemnification. These matters are not expected to have a material adverse effect on our consolidated financial position.
     Insurance — Eagle Rock Energy carries insurance coverage which includes the assets and operations, which management believes is consistent with companies engaged in similar commercial operations with similar type properties. These insurance coverages includes (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from Eagle Rock Energy field operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, (4) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, earthquake, flood damage and business interruption/extra expense, and (5) corporate liability policies including Directors and Officers coverage and Employment Practice liability coverage. All coverages are subject to certain deductibles, terms, and conditions common for companies with similar types of operation.
     Eagle Rock Energy also maintains excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are comparable to those carried by other energy companies of similar size. The cost of general insurance coverages continued to fluctuate over the past year reflecting the changing conditions of the insurance markets.
     Regulatory Compliance — In the ordinary course of business, Eagle Rock Energy is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position of the Partnership.
     Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. As an owner or operator of these facilities, Eagle Rock Energy must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Partnership’s consolidated financial position. At December 31, 2006, Eagle Rock Energy had accrued $0.3 million for environmental matters.
     Other Commitments and Contingencies — Eagle Rock Energy utilizes assets under operating leases for its corporate office, certain rights-of way and facilities locations, vehicles and in several areas of its operation. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term. At December 31, 2006, commitments under long-term non-cancelable operating leases for the next five years and thereafter are payable as follows: 2007 — $0.7 million; 2008 — $0.7 million; 2009 — $0.7 million; 2010 — $0.3 million; 2011 — $0.3 million; and thereafter — $2.0 million.
NOTE 13. SEGMENTS
     Based on Eagle Rock Energy’s approach to managing its assets, Eagle Rock Energy believes its operations consist of two geographic segments and one functional (corporate) segment: (i) gathering, processing, transportation and marketing of natural gas in the Texas Panhandle Systems, (ii) gathering, natural gas processing and related NGL transportation in the Texas and Louisiana System, and (iii) risk management and other corporate activities. Eagle Rock Energy’s chief operating decision-maker currently reviews its operations using these segments. Eagle Rock Energy evaluates segment performance based on segment margin before depreciation and amortization. Transactions between reportable segments are conducted on a basis believed to be at market values.

     Summarized financial information concerning Eagle Rock Energy’s reportable segments is shown in the following table:

		Southeast
($ in millions)		Texas and
Year Ended December 31, 2006	Panhandle	Louisiana	Corporate	Total

Segment assets	$573.6	$148.9	$57.4	$779.9
NOTE 14. EMPLOYEE BENEFIT PLAN
     In 2004, Eagle Rock Energy began providing a defined contribution benefit plan to its employees who have been with Eagle Rock Energy longer than six months. The plan provides for a dollar for dollar matching contribution by Eagle Rock Energy of up to 3% of an employee’s contribution and 50% of additional contributions up to an additional 2%. Additionally, Eagle Rock Energy contributes 6% of a participating employee’s base salary annually, contributed at 3% twice a year.
NOTE 15. INCOME TAXES
     In May 2006, the State of Texas enacted a margin tax which will become effective in 2008. This margin tax will require Eagle Rock Energy to determine a tax of 1.0% on our “margin,” as defined in the law, beginning in 2008 based on our 2007 results. The margin to which the tax rate will be applied generally will be calculated as our revenues for federal income tax purposes less the cost of the products sold for federal income tax purposes, in the State of Texas. Under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, Eagle Rock Energy is required to record the effects on deferred taxes for a change in tax rates or tax law in the period which includes the enactment date.
     Under SFAS 109, taxes based on income like the Texas margin tax are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at the end of the period. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.
     Temporary differences related to Eagle Rock Energy’s property will affect the Texas margin tax, and we have recorded a deferred tax liability in the amount of $1.2 million as of December 31, 2006.
NOTE 16. EQUITY-BASED COMPENSATION
     On October 24, 2006, Eagle Rock Energy G&P, LLC, approved a long-term incentive plan (LTIP for its employees, directors and consultants who provide services to Eagle Rock Energy covering an aggregate of 1,000,000 common unit options, restricted units and phantom units. With the consummation of the initial public offering of Eagle Rock Energy on October 24, 2006, 124,450 restricted common units were issued to the employees and directors of Eagle Rock Energy G&P, LLC who provide services to Eagle Rock Energy. The awards generally vest on the basis of one third of the award each year. During the restriction period, distribution associated with the granted awards will be held by Eagle Rock Energy and will be distributed to the awardees upon the restriction lapsing. No options or phantom units have been issued to date.
     A summary of the restricted common units activity for the year ended December 31, 2006, is provided below:

		Weighted
	Number of	Average
	Restricted	Grant - Date
	Units	Fair Value
Outstanding at beginning of period	—	$—
Granted	124,250	18.75
Vested	—
Forfeitures	(1,800)	18.75

Outstanding at end of period	122,450	$18.75

     NOTE 17. SUBSEQUENT EVENTS
     On February 7, 2007, Eagle Rock Energy declared a $0.3625 distribution per common unit for the fourth quarter of 2006, prorated to $0.2679 per common unit for the timing of the initial public offering on October 24, 2006. The distribution to the common unitholders was paid on February 15, 2007. No distribution was made to the subordinated unitholders or the Partnership for the quarter.
     On April 30, 2007, Eagle Rock Energy completed its acquisition of certain fee minerals, royalties and working interest properties from Montierra Minerals & Production, L.P. (a Natural Gas Partners VII, L.P. portfolio company) and NGP-VII Income Co-Investment Opportunities, L.P. (a Natural Gas Partners affiliate). For a combined negotiated value of $127.4 million for the assets contributed to Eagle Rock, Montierra and such co-investment fund (together “Montierra”) will receive as consideration a total of 6,390,400 newly-issued common units and $6.0 million in cash. The assets conveyed in this transaction include minerals acres, and interests in wells with net proved producing reserves of approximately 4.6 billion cubic feet of gas (unaudited) and 2.5 million barrels of oil (unaudited).
     On May 3, 2007, Eagle Rock Energy completed its acquisition of Laser Midstream Energy, L.P. (“Laser”) and certain of its subsidiaries for an aggregate purchase price of $136.8 million, $110.0 million in cash and 1,407,895 common units, in a privately negotiated transaction. The assets subject to this transaction include gathering systems and related compression and processing facilities in South Texas, East Texas and North Louisiana. The acquisition is subject to customary post-closing conditions.
     One or more Natural Gas Partners private equity funds (“NGP”) directly or indirectly owns a majority of the equity interests in Eagle Rock, Montierra and Co-Invest. Because of the potential conflict of interest between the interests of Eagle Rock Energy G&P, LLC (the “Company”) and the public unitholders of Eagle Rock, the Board of Directors authorized the Company’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Montierra Acquisition. The Conflicts Committee, consisting of independent Directors of the Company, determined that the Montierra Acquisition was fair and reasonable to Eagle Rock and its public unitholders and recommended to the Board of Directors of the Company that the transaction be approved and authorized. In determining the purchase consideration for the Montierra Acquisition, the Conflicts Committee considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Montierra, including cash receipts and royalty interests.
     On May 3, 2007, Eagle Rock completed the sale of 7,005,495 common units (the “Offering”) to several institutional purchasers in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”). The units were purchased at a price of $18.20 per unit resulting in gross proceeds of $127.5 million. The proceeds from the Offering were used to fully fund the cash portion of the purchase price of the Laser Acquisition and other general company purposes.
     In addition, Eagle Rock Energy has received commitments to upsize its revolver facility under its existing Amended and Restated Credit Facility by $100 million. The upsizing of the revolver provides Eagle Rock Energy with approximately $175 million in borrowing availability.
     On July 11, 2007, Eagle Rock Energy announced three acquisitions in its midstream and upstream businesses for a combined purchase price of approximately $420 million. In aggregate the transactions will result in the payment of $277.6 million in cash and the issuance of 5,905,922 newly-issued common units. Additionally, Eagle Rock Energy entered into a unit purchase agreement to sell in a private placement 9,230,770 common units to third-party investors, for total cash proceeds of approximately $204 million. The proceeds from this equity private placement will be used to partially fund the cash portion of these acquisitions. Eagle Rock Energy anticipates that the private placement will close simultaneously with the acquisitions.
*   *   *   *   *